Exhibit 3.19(a)
ARTICLES OF AMENDMENT
AMENDING AND RESTATING THE CHARTER
OF SURGINET, INC.
(Control No.0397191)

To the Secretary of State of the State of Tennessee:
          Pursuant to the provisions of Sections 48-20-105, 48-20-106 and 48-20-107 of the Tennessee Business Corporation Act, as amended, the undersigned corporation adopts the following amended and restated charter:
A.	The name of the corporation is Surginet, Inc. The corporation is for profit.

B.	The text of the charter of the corporation is restated as follows:
     1. Name. The name of the Corporation is Surginet, Inc.
     2. a. Principal Office. The address of the principal office of the Corporation in the State of Tennessee shall be 30 Burton Hills Boulevard, Suite 200, Nashville, Davidson County, Tennessee 37215.
          b. Registered Office. The address of the registered office of the Corporation in the State of Tennessee shall be 414 Union Street, Suite 1600, Nashville, Davidson County, Tennessee 37219.
     3. Registered Agent. The name of the registered agent of the Corporation, located at the registered office set forth above, is John W. Titus.
     4. Nature of Corporation. The Corporation is for profit.
     5. Incorporator. The name and address of the incorporator is John W. Titus, Boult, Cummings, Conners & Berry, PLC, 414 Union Street, Suite 1600, Nashville, Tennessee 37219.
     6. Authorized Stock. The Corporation is authorized to issue Twelve Million (12,000,000) shares of capital stock consisting of Ten Million (10,000,000) shares of Class A Common Stock, no par value, One Million (1,000,000) shares of Class B Common Stock, no par value, and One Million (1,000,000) shares of Preferred Stock, no par value.
     Preferred Stock The Corporation shall have the authority to issue shares of Preferred Stock from time to time in one or more series. The Board of Directors of the Corporation is vested with authority to determine and state the designations and the preferences, limitations, relative rights, and voting rights, if any, of each such series of Preferred Stock by the adoption and filing in accordance with the Act, before the issuance of any shares of such series, of an amendment or amendments to this Charter designating the terms of such series, which amendment need not be approved by the shareholders or the holders of any class or series of shares except as provided by law. All shares of Preferred Stock of the same series shall be identical with each other share of such series in all respects.
     Common Stock All shares of Class A Common Stock and Class B Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges, except as follows:
     A. Dividends. The holders of shares of Class A Common Stock and Class B Common Stock, as a group, according to the number of shares of Class A Common Stock and Class B Common Stock then outstanding, shall be entitled to share ratably in all common stock dividends as from time to time may be declared by the Board of Directors of the Corporation.
     B. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Class A Common Stock and Class B Common Stock, as a group, according to the number of shares of Class A Common Stock and Class B Common Stock then outstanding, shall be entitled to share ratably in all assets of the Corporation available for distribution to its stockholders after any distribution required to be made to holders of Preferred Stock; provided, however, that in the event that the amount available for distribution to the holders of Class B Common Stock is insufficient to permit the holders of Class B Common Stock to be paid an amount equal to the value of the consideration that each such holder of Class B Common Stock paid to the Corporation in exchange for the issuance of such holders shares of Class B Common Stock, plus any accrued but unpaid dividends if any (such amounts being sometimes referred to as the “Class B Common Stock Liquidation Payments”), then the amount otherwise distributable to holders of Class A Common Stock shall instead be distributed to holders of Class B Common Stock to the extent necessary to ensure that the Class B Common Stock Liquidation Payment is paid in full; and provided further that if the assets to be distributed among the holders of the Class B Common Stock shall be insufficient to permit payment to such holders of the full amount of the Class B Common Stock Liquidation Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Class B Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Class B Common Stock Liquidation Payments to be made pursuant hereto and the place where said Class B Common Stock Liquidation Payments shall be payable shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein to the holders of record of the Class B Common Stock, such notice to be addressed to each such holder at his post office address as shown by the records of the Corporation; provided, however, that failure to give notice pursuant to this sentence shall not invalidate the action involved. As used in this paragraph 6B, a liquidation, dissolution or winding up of the Corporation, only with respect to the shares of Class B Common Stock, shall be deemed to include (i) a consolidation or merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving corporation and which will not result in more than 50% of the voting capital stock of the Corporation outstanding immediately after the effective date of such merger being owned of record or beneficially by persons other than the holders of such voting capital stock immediately prior to such merger in the same proportions in which such shares were held immediately prior to such merger) and (ii) a sale of all or substantially all of the properties and assets of the Corporation as an entirety to any other person.
     C. Conversion of Class B Common Stock.
          (i) Optional Conversion of Class B Common Stock.
          a. Subject to the terms and conditions of this paragraph 6C, the holder of any share or shares of Class B Common Stock shall have the right, at its option at any time, to convert any such shares of Class B Common Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Class B Common Stock) into such number of fully paid and nonassessable whole shares of Class A Common Stock at the rate of one share of Class A Common Stock for each share of Class B Common Stock, or if there has been an adjustment of such rate, at the rate as last adjusted.
          b. The rights of conversion contained in this paragraph 6C shall be exercised by the holder of shares of Class B Common Stock by giving written notice that such holder elects to convert a stated number of shares of Class B Common Stock into Class A Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Class B Common Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Class A Common Stock shall be issued.
          (ii) Automatic Conversion of Class B Common Stock. Notwithstanding anything else herein to the contrary in this paragraph 6, in the event that, at any time while any of the Class B Common Stock shall be outstanding, (i) the Corporation shall complete a Qualified Public Offering or (ii) greater than 66-2/3% of the outstanding shares of Class B Common Stock shall have been converted into Class A Common Stock, then all outstanding shares of Class B Common Stock shall be, automatically and without further action on the part of the holders of the Class B Common Stock, converted into shares of Class A Common Stock in accordance with the terms of this paragraph 6 with the same effect as if the certificates evidencing such shares had been surrendered for conversion, such conversion to be effective immediately prior to the closing of such Qualified Public Offering or immediately prior to the conversion of Class B Common Stock satisfying clause (ii) above, as the case may be, provided, however, that certificates evidencing the shares of Class A Common Stock issuable upon such conversion shall not be issued except on surrender of the certificates for the shares of the Class B Common Stock so converted. A

“Qualified Public Offering” means an initial public offering by the Company registered under the Securities Act of 1933, as amended.
          (iii) Issuance of Certificates: Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6C (in the case of an optional conversion of the Class B Common Stock) and surrender of the certificate or certificates for the share or shares of Class B Common Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Class A Common Stock issuable upon the conversion of such share or shares of Class B Common Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Class B Common Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Class A Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.
          (iv) Fractional Shares; Dividends: Partial Conversion. No fractional shares may be issued upon conversion of the Class B Common Stock into Class A Common Stock. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends, if any, declared and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6(iii). In case the number of shares of Class B Common Stock represented by the certificate or certificates surrendered exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder hereof, at the expense of the Corporation, a new certificate or certificates for the number of shall of Class B Common Stock represented by the certificate or certificates surrendered which are not to be convened. If any fractional interest in a share of Class A Common Stock would, except for the provisions of the first sentence of this subparagraph, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Class B Common Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.
          (v) Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Class A Common Stock into a greater number of shares or stall declare or pay a dividend on its outstanding shares of Class A Common Stock payable in shares of Class A Common Stock, the number of shares of Class A Common Stock into which the shares of Class B Common Stock are convertible immediately prior to such subdivision, shall be proportionately increased, and conversely, in case the outstanding shares of Class A Common Stock or the Corporation shall be combined into a smaller number of shares, the number of shares of Class A Common Stock into which the shares of Class B Common Stock are convertible immediately prior to such combination shall be proportionately decreased.

          (vi) Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Class A Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Class A Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holders of at least a majority of the outstanding shares of Class B Common Stock) shall be made whereby each holder of a share or shares of Class B Common Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Class A Common Stock of the Corporation immediately theretofore receivable upon the conversion of such shares or shares of the Class B Common Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Class A Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly practicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation is issuable to holders of Class A Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the number of shares into which the shares of Class B Common Stock are convertible immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Class A Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all of its assets and properties, unless prior to the consummation thereof the successor Corporation (if other than the Corporation) resulting from such consolidation or the merger or the corporation purchasing such assets shall assume by written instrument (in form reasonably satisfactory to the holders of at least a majority of the shares of Class B Common Stock at the time outstanding) executed and mailed or delivered to each holder of shares of Class B Common Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.
          (vi) Notices. In case at any time:
               a. the Corporation shall declare any dividend upon its Class A Common Stock payable in cash or stock or make any other distribution to the holders of its Class A Common Stock;
               b. the Corporation shall offer for subscription pro rata to the holders of its Class A Common Stock any additional shares of stock of any class or other rights;

               c. there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;
               d. there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;
               e. the corporation shall subdivide its outstanding shares of Class A Common Stock into a greater number of shares or shall combine its outstanding shares of Class A Common Stock into a smaller number of shares; or
               f. the Corporation shall take any action or there shall be any event which would result in an automatic conversion of the Class B Common Stock pursuant to subparagraph 6C(ii), then, in any one or more of said cases, the Corporation shall give, by (Illegible) class mail, postage prepaid, addressed to each holder of any shares of Class B Common Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up or subdivision or combination, (b) in the case of any such reorganization reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place, and (c) in the case of any event which would result in an automatic conversion of the Class B Common Stock pursuant to subparagraph 6C(ii), at least 20 days’ prior written notice of the date on which the same is expected to be completed. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Class A Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Class A Common Stock shall be entitled to exchange their Class A Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.
          (vii) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Class A Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Class B Common Stock as herein provided, such number of shares of Class A Common Stock as shall then be issuable upon the conversion of all outstanding shares of Class B Common Stock. The Corporation covenants that all shares of Class A Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Class A Common Stock of the Corporation may be listed.

          (viii) No Reissuance of Class B Common Stock. Shares of Class B Common Stock which are converted into shares of Class A Common Stock as provided herein shall not be reissued.
          (ix) Issue Tax. The issuance of certificates for shares of Class A Common Stock upon conversion of the Class B Common Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Class B Common Stock which is being converted.
          (x) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Class B Common Stock or of any shares of Class A Common Stock issued or issuable upon the conversion of any shares of Class B Common Stock in any manner which interferes with the timely conversion of such Class B Common Stock.
          (xi) Definition of Common Stock. As used in this Section 6, the term “Common Stock” shall mean and include the Corporation’s authorized Common Stock, no par value, as constituted on the date of filing of this Charter and shall also include any capital stock of any class of the Corporation thereafter authorized that shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided, however, that such term, when used to describe the securities receivable upon conversion of shares of the Common Stock of the Corporation, shall include only shares designated as Class A Common Stock of the Corporation on the date of filing of this Charter, any shares resulting from any combination or subdivision thereof, or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in subparagraph 6C(vi).
     D. Voting. Except as otherwise required by law or this Charter, the holders of the Class A Common Stock and the holders of Class B Common Stock shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the Corporation and to vote upon any matter submitted to the stockholders for a vote as follows: (i) the holders of Class B Common Stock shall have one vote per share of Class A Common Stock into which each share of Class B Common Stock is convertible as of the record date for determining shareholders entitled to vote on such matter and (ii) the holders of Class A Common Stock shall have one vote per share of Class A Common Stock.
     7. Indemnification. To the maximum extent permitted by law, subject to the limitations contained in this Paragraph 7, the Corporation shall indemnify an individual who is a party to a proceeding because such individual is or was a director or officer of the Corporation against any liability incurred in the proceeding and prior to the disposition thereof, advance the reasonable expenses incurred by such director or officer in connection with the proceeding, except that the Corporation shall not be required to indemnify or advance expenses to any director or officer for liability or expenses incurred in a proceeding initiated by or on behalf of such director or officer or to which such director or officer voluntarily becomes a party other than a suit to enforce indemnification rights. Furthermore, no indemnification under this Paragraph 7 shall be made if a judgment or other final adjudication adverse to the director or officer establishes his liability for (i) a breach of the director’s or officer’s duty of loyalty to the Corporation or its shareholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or (iii) any unlawful distributions described in Section 48-18-304 of the Act. No indemnification shall be made by the Corporation for any amount paid in settlement without the Corporation’s prior written consent.
     A director’s or officer’s rights to advancement of expenses are conditioned upon the director’s or officer’s furnishing the Corporation: (i) a written affirmation, personally signed by or on behalf of the director or officer of the good faith belief that he conducted himself in good faith and in the reasonable belief that his conduct was not opposed to the Corporation’s best interests and, in the case of a criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) written opinion of counsel for the director or officer in the proceeding to the effect that, based on facts known to such counsel, it is reasonably possible that the director or officer will not be found liable contrary to his affirmation, and (iii) a written undertaking (in the form of an unlimited general obligation of the director or officer, which need not be secured) personally signed by or on behalf of the director or officer to repay any advances, if a judgment or final adjudication adverse to the director or officer establishes his liability contrary to his affirmation.
     A determination on behalf of the Corporation of whether a director or officer is entitled to indemnification or advancement of expenses under this Paragraph 7 shall be made by the board of directors or a committee thereof or by independent special legal counsel in accordance with the provisions of Section 48-18-506 of the Act. A director’s or officer’s rights to indemnification and advancement of expenses as provided in this Paragraph 7 are intended to be greater than those which are otherwise provided for in the Act notwithstanding a failure to meet the standard of conduct required for permissive indemnification under the Act, are contractual in nature between the Corporation and the director or officer, and are mandatory. A director’s or officer’s rights to indemnification and advancement of expenses under this Paragraph 7 shall not be exclusive of other rights to which a director or officer may be entitled under an insurance policy, the Act, a resolution of the shareholders or directors of the Corporation, or an agreement providing for indemnification. Any repeal or modification of the provisions of this Paragraph 7, directly or by the adoption of an inconsistent provision of this Charter, shall not adversely affect any right or protection set forth herein existing in favor of a particular individual at the time of such repeal or modification.
     8. Limitation of Directorial Liability.
          A. No person who is or was a director of this Corporation, nor his heirs, executors or administrators, shall be personally liable to this Corporation or its shareholders, and no such person may be sued by the Corporation or its shareholders, for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of any such party (i) for any breach of a director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for unlawful distributions under Section 48-18-304 of the Act.
          B. Any repeal or modification of the provisions of this Paragraph 7, directly or by the adoption of an inconsistent provision of this Charter, shall not adversely affect any right or protection set forth herein in favor of a particular individual at the time of such repeal or modification.
          C. The corporation certifies that the restatement contains an amendment to the charter of the corporation that has been duly adopted by the board of directors of the corporation, without the need for shareholder approval under Section 48-20-105 because the corporation has not yet issued any shares of capital stock. This amended and restated charter was duly adopted by the board of directors on February 13, 2001.
          E. This amended and restated charter is to be effective upon filing by the Secretary of State.
DATED: February 13, 2001

SURGINET, INC.
/s/ Jeff Bogle
Jeff Bogle, President